                                                                     Exhibit 2.1


                             CONTRIBUTION AGREEMENT



                                  by and among



                            INSIGHT INTERACTIVE, LLC



                               SOURCE MEDIA, INC.

                                      and

                                 NEWCO, L.L.C.



                                  Dated as of

                                 July 29, 1999

                            CONTRIBUTION AGREEMENT

                               Table of Contents

                                                                Page
ARTICLE I
     Definitions................................................   1

ARTICLE II
     Contribution of Assets; Consideration......................   4

ARTICLE III
     Closing....................................................   6

ARTICLE IV
     Representations and Warranties of Source...................   9

ARTICLE V
     Representations and Warranties of Insight..................  14

ARTICLE VI
     Covenants..................................................  15

ARTICLE VII
     Conditions Precedent to the Closing Obligation of Insight..  20

ARTICLE VIII
     Conditions Precedent to the Closing Obligation of Source...  22

ARTICLE IX
     Ad Valorem and Transfer Taxes..............................  23

ARTICLE X
     Indemnification............................................  24

ARTICLE XI
     Disputes...................................................  27

ARTICLE XII
     Cooperation in Various Matters.............................  28

ARTICLE XIII
     Expenses...................................................  29

ARTICLE XIV
     Notices....................................................  29

ARTICLE XV
     General....................................................  30

ARTICLE XVI
     Insight Communications Guaranty of Obligations.............  31

Schedule List...................................................  34

Exhibit List....................................................  35

                             CONTRIBUTION AGREEMENT

     This Contribution Agreement (the "Agreement"), dated as of July 29, 1999, is entered into by and among INSIGHT INTERACTIVE, LLC, a Delaware limited liability company ("Insight"), and SOURCE MEDIA, INC., a Delaware corporation ("Source"), and for the limited purposes set forth herein, INSIGHT COMMUNICATIONS COMPANY, INC., a Delaware corporation ("Insight Communications"). NEWCO, L.L.C. ("NewCo"), a Delaware limited liability company, shall be formed in accordance with the terms hereof and shall execute and enter into this Agreement at the Closing described in Section 3.1 hereof.

                                    RECITALS
                                    --------

     A. Insight and Source desire to combine certain business resources and assets owned by each by contributing such assets more specifically identified herein to NewCo, a new Delaware limited liability company formed for the purposes to thereafter further develop such assets and businesses. Specifically, Insight desires to contribute funds to the capital of NewCo, and Source desires to contribute or cause its Affiliates to contribute all of their respective right, title and interests in and to the Source Assets (as defined herein), in accordance with the terms and conditions contained herein. Upon Closing (as defined herein), NewCo shall be managed and operated pursuant to the terms of the Operating Agreement attached hereto as Exhibit A.

     B. Insight and Source have executed a Common Stock and Warrants Purchase Agreement (the "Stock Purchase Agreement") of even date, which contains numerous provisions in addition to those relating to the formation and capitalization of NewCo. Among such additional provisions of the Stock Purchase Agreement (all of which are related to the transactions contemplated hereby) are terms relating to the investment by Insight directly in Source through the purchase of certain common stock of Source, the issuance by Source to Insight of certain warrants to acquire additional common stock, and the granting to Insight of certain shareholder rights.

     NOW, THEREFORE, in consideration of the premises, and the agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the mutual representations and warranties contained herein, Source, Insight and NewCo agree as follows:

                                   ARTICLE I
                                  Definitions
                                  -----------

     As used in this Agreement, the following terms have the meanings set forth in this Article I. Other terms that are defined elsewhere in this Agreement shall have the meaning as therein set forth, and such terms are listed in this
Article I for the convenient reference of the parties.

     Section I.1. "Accounts Receivable" shall mean all invoices issued and outstanding as of the Closing Date (or to be issued in the case of services previously rendered before the Closing Date for which invoices have not yet been issued) from Source with respect to the Transferred Businesses, for which payment is (or will be in case of invoices not yet issued) legally due but not yet received. "Accounts Receivable" shall not include (i) any items of revenue resulting from invoices issued and outstanding (whether or not collected) from Source that do not reflect services actually performed and/or that arose as a result of billing errors; or (ii) any customer prepayments.

     Section I.2.       "ADR" shall have the meaning ascribed thereto in Section
11.3.

     Section I.3. "Affiliate" shall mean, when used with respect to a Person, any other Person, which directly or indirectly (through one or more intermediaries) controls, or is controlled by, or is under common control with, such first mentioned Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise. Notwithstanding the above, neither Insight nor Source (nor their Affiliates) shall be deemed an "Affiliate" of the other as used herein by reason of their common ownership of NewCo.

     Section I.4. "Arbitrator" shall have the meaning ascribed to such term in Section 11.4.

     Section I.5. "Assets" shall mean the Source Assets and the cash capital contribution made by Insight, collectively.

     Section I.6. "Authorized Individuals" shall have the meaning ascribed to such term in Section 11.2.

     Section I.7. "Confidential Information" shall have the meaning ascribed there to in Section 6.5.

     Section I.8. "Closing" and "Closing Date" shall have the meaning ascribed to such terms in Section 3.1.

     Section I.9.       "DOJ" shall have the meaning ascribed to such term in
Section 4.11.

     Section I.10. "Dispute" shall have the meaning ascribed to such term in Section 11.1.

     Section I.11. "Definitive Documents" shall have the meaning ascribed to such term in Article XVI.

     Section I.12. "Final Closing Date" shall have the meaning ascribed to such term in Section 3.1.

     Section I.13. "Finally Determined" shall have the meaning ascribed thereto in Section 10.1.C.

     Section I.14.      "FTC" shall have the meaning ascribed to such term in
Section 4.11.

     Section I.15. "Governmental Authority" shall have the meaning ascribed to such term in Section 4.7.

     Section I.16. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Section I.17. "Indemnified Party" and "Indemnifying Party" shall have the meanings ascribed to such terms in Section 10.4.

     Section I.18. "Initiating Party" shall have the meaning ascribed to such term in Section 11.2.

     Section I.19. "Losses" shall mean any and all losses, liabilities, claims, demands, actions, or causes of action, judgments, orders, deficiencies, fines, penalties, costs, damages, or expenses whatsoever, including, without limitation, Taxes and environmental claims, whether foreseeable or unforeseeable, and further including, without limitation legal, accounting and other professional fees, disbursements and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement thereof.

     Section I.20. "Management Agreement" shall have the meaning ascribed to such term in Section 6.6A.

     Section I.21. "Operating Agreement" shall refer to the Limited Liability Company Agreement for NewCo attached hereto as Exhibit A.

     Section I.22. "Permitted Liens" means any of the following: (a) purchase money liens and liens securing rental payments under capital lease arrangements, (b) in the case of interests in real property that are leaseholds, the rights of any lessor and any liens encumbering any lessor's interest in the underlying real property; and (c) liens, liabilities, or encumbrances that secure liabilities to be assumed by NewCo pursuant to this Agreement.

     Section I.23. "Person" shall mean a domestic or foreign natural person, partnership, limited liability partnership, limited liability company, trust, estate, association or corporation.

     Section I.24. "Procedure" shall have the meaning ascribed to such term in Section 11.1.

     Section I.25. "Responding Party" shall have the meaning ascribed to such term in Section 11.2.

     Section I.26. "Retained Assets" shall have the meaning ascribed to such term in Section 2.3.

     Section I.27.      "SEC" shall have the meaning ascribed to such term in
Section 4.10.

     Section I.28. "Source Assets" shall have the meaning ascribed to such term in Section 2.1.

     Section I.29. "Source Material Adverse Effect" shall have the meaning ascribed to such term in Section 4.1.

     Section I.30. "Source Contracts" shall have the meaning ascribed to such term in Section 2.1D.

     Section I.31. "Source Equipment" shall have the meaning ascribed to such term in Section 2.1A.

     Section I.32. "Source Intangible Property and Data" shall have the meaning ascribed to such term in Section 2.1C.

     Section I.33. "Source Intellectual Property" shall have the meaning ascribed to such term in Section 2.1B.

     Section I.34. "Source Inventory" shall have the meaning ascribed to such term in Section 2.1E.

     Section I.35. "Source Litigation" shall have the meaning ascribed to such term in Section 4.6.

     Section I.36. "Source Returns" shall have the meaning ascribed to such term in Section 4.9.

     Section I.37. "Source Subsidiaries" shall mean those entities that are directly or indirectly owned by Source.

     Section I.38. "Source Subsidiaries Stock" means all of the issued and outstanding capital stock of the Source Subsidiaries.

     Section I.39. "Stock Purchase Agreement" shall have the meaning ascribed to such term in Recital B.

     Section I.40. "Submission Date" shall have the meaning ascribed to such term in Section 11.3.

     Section I.41. "Taxes" shall mean any tax based upon, or measured by, income or gross receipts, and any sales, use, ad valorem, transfer, franchise, payroll, employment, excise, occupation, premium, property or other taxes (including any interest or any penalties or additional amounts imposed by any taxing authority).

     Section I.42. "Transferred Businesses" means all of the lines of business currently conducted by Source relating to Source's "VirtualModem" and the "Interactive Channel" products and businesses. VirtualModem is a server-based software platform that is designed to enable cable and satellite signal transmitted television viewers, among others, to enjoy interactive connectivity using a VirtualModem-enabled digital set top box, allowing viewers to browse the Internet, send and receive e-mail, facilitate e-commerce and access a wide variety of interactive television applications. Interactive Channel is the assets, technology and know-how developed to create Local Source, a programming channel focused on programming for and from the community perspective offered to MSO's.


                                  ARTICLE II
                     Contribution of Assets; Consideration
                     -------------------------------------


     Section II.1.      Assets to be Contributed by Source - Agreed Value.
                        -------------------------------------------------
Upon the terms and subject to the conditions of this Agreement, at Closing Source shall, and shall cause the Source Subsidiaries to, transfer, assign and convey to NewCo, by executing and delivering the conveyance instruments described in Section 3.2, and NewCo shall acquire from Source and the Source Subsidiaries, the assets described below:

          A. The tangible personal property and equipment described on Schedule 2.1A (the "Source Equipment").

          B. The intellectual property rights described on Schedule 2.1B and which are granted pursuant to the terms of the Assignment and License Agreement in the form of Exhibit B-1 hereto and pursuant to the terms of the Assignment Agreement in the form of Exhibit B-2 hereto (collectively, the "Source Intellectual Property").

          C. All customer lists, files, records, data and all other information possessed or maintained by Source to the extent related to the Transferred Business (the "Source Intangible Property and Data").

          D. The rights, interests, and obligations of Source and/or Source Subsidiaries in and under those contracts, leases, licenses, permits and agreements described on Schedule 2.1D (the "Source Contracts").

          E. The inventory of items described on Schedule 2.1E (the "Source Inventory").

          F.  The Accounts Receivable which are listed on Schedule 2.1F (the
     "Source Accounts Receivable").   The Source Equipment, Source Intellectual
     Property, Source Intangible Property and Data, Source Contracts, Source Inventory, and the Source Accounts Receivable are collectively referred to as the "Source Assets".

     Section II.2.  Contribution by Insight.  Upon the terms and subject to the
                    -----------------------
conditions of this Agreement, at Closing Insight shall transfer to NewCo, Thirteen Million Dollars ($13,000,000) in cash by wire transfer to an account or accounts of NewCo.

     Section II.3.  Retained Assets.  Source will retain any asset owned by it
                    ---------------
and not identified in Section 2.1 (the "Retained Assets"), it being the intent of the parties that the Retained Assets shall constitute all assets owned by Source which are not used in the operation of the Transferred Businesses, with it being understood and acknowledged by the parties that all assets related to the research and development activities conducted in Canada related to VirtualModem shall be transferred to NewCo. In the event that, by reason of Source retaining a Retained Asset, an asset necessary for NewCo to operate the Transferred Business is retained by Source, Source shall either pay the cost of such item to NewCo or acquire a replacement and thereafter contribute such asset to NewCo (and such contribution shall not impact the respective ownership percentages of Source and Insight in NewCo).

     Section II.4.  Agreed Value of Assets -- Capital Contributions.   Insight
                    -----------------------------------------------
and Source agree that the net fair market value of the Source Assets (including the Source Intellectual Property) for purposes of this Agreement and the Operating Agreement (subject to adjustment as provided in Section 10.1C hereof) shall equal $13,000,000 and in return for the contribution of the Source Assets to NewCo, Source shall receive 500,000 Units (as described in the Operating Agreement) in NewCo, representing a fifty percent (50%) ownership interest in NewCo, and entitling Source to such rights as are set forth in the Operating Agreement. For purposes of this Agreement, the agreed net fair market value of the cash capital contribution is $13,000,000 and in return for the cash contribution described above, Insight shall receive 500,000 Units (as described in the Operating Agreement) in NewCo, representing a fifty percent (50%) ownership interest. Such ownership interests shall be registered on the books and records of NewCo.

     Section II.5.  Assumption of Liabilities.  NewCo shall not assume any debt,
                    -------------------------
expense, liability or obligation of Source or its Affiliates of any kind or description, whether direct or indirect, liquidated or unliquidated, fixed or contingent; provided, that as of the Closing Date NewCo shall assume and agree to pay, discharge and perform when due all of Source's obligations arising or accruing from and after the Closing Date and relating to the period after the Closing Date pursuant to the Source Contracts and all other obligations arising or accruing from and after the Closing Date and relating to the period after the Closing Date in connection with NewCo's ownership and operation of the Source Assets and the Transferred

Businesses and, subject to indemnification by Source and each Source Subsidiary as set forth in Section 10.1, the Source Litigation being transferred to NewCo as set forth in Section 4.6.


                                  ARTICLE III
                                    Closing
                                    -------

     Section III.1.  Time and Place of Closing.   The closing of the
                     --------------------------
transactions contemplated hereby (the "Closing") shall be held at the offices of Cooperman Levitt Winikoff Lester & Newman, P.C., counsel to Source, in New York, New York, at 10:00 a.m., local time, on the sixth business day following the satisfaction or waiver of the conditions set forth in Articles VII and VIII hereto (other than those that are closing deliveries), but in no event later than January 31, 2000 (the "Final Closing Date"), unless another time, date and place is agreed to in writing by Insight and Source. The effective time of the transactions contemplated by this Agreement shall be 11:59 p.m. on the date of Closing (the "Closing Date").

     Section III.2.  Deliveries by Source.  At Closing, Source shall deliver to
                     --------------------
Insight and/or NewCo, as applicable, the following:

          A. An executed General Assignment, Bill of Sale and Conveyance in the form of Exhibit C, conveying title to the Source Equipment, Source Inventory, Source Accounts Receivable, Source Intangible Property and Data, and Source Contracts, free and clear of any liens, claims or encumbrances except for Permitted Liens;

          B. Copies of the Operating Agreement executed by Source pursuant to which NewCo shall be managed, in the form of Exhibit A hereto;

          C. Executed copies of the Assignment and License Agreement in the form of Exhibit B-1;

          D. Executed copies of the Assignment Agreement in the form of Exhibit B-2;

          E.  Executed copies of the Management Agreement;

          F. Copies of Source's board and other necessary resolutions as represented under Section 4.3;

          G.  The certificates as described in Section 7.4;

          H. All other documents, instruments, and writings required to be delivered by Source at Closing pursuant to the terms of this Agreement; and

          I. Opinion of Counsel for Source in a form and substance reasonably acceptable to Insight.

     Section III.3.  Deliveries by Insight.  At Closing, Insight shall deliver
                     ---------------------
to Source and/or NewCo, as applicable, the following:

          A. The cash contribution of $13,000,000 to an account or accounts designated by NewCo;

          B. Copies of the Operating Agreement executed by Insight pursuant to which NewCo shall be managed, in the form of Exhibit A hereto;

          C.  Copies of board and other necessary resolutions represented under
     Section 5.2;

          D.  The certificates as described in Section 8.4;

          E. All other documents, instruments and writings required to be delivered by Insight at Closing pursuant to the terms of this Agreement; and

          F. Opinion of Counsel for Insight in a form and substance reasonably acceptable to Source.

     Section III.4.  Deliveries by NewCo.  At Closing, Source shall cause NewCo
                     -------------------
to deliver to Source and/or Insight, as applicable, the following;

          A. Executed copies of the Assignment and License Agreement in the form of Exhibit B-1;

          B. Executed copies of the Assignment Agreement in the form of Exhibit B-2;

          C. An executed copy of the General Assignment, Bill of Sale and Conveyance in the form of Exhibit C;

          D.  Executed copies of this Agreement;

          E.  Executed copies of the Management Agreement; and

          F. All other documents, instruments and writings required to be delivered by NewCo at Closing pursuant to the terms of this Agreement.

     Section III.5.  Termination.   This Agreement may be terminated at any
                     -----------
time prior to the Closing by mutual written agreement of the parties, or in accordance with the following:

          A. By Insight, if (i) the Closing has not occurred on or before the Final Closing Date other than as a result of a breach by Insight of its representations, warranties and/or covenants as set forth herein; or (ii) Source breaches any of its representations, warranties or covenants contained herein in any material respect and fails to cure such breach within thirty (30) days after its receipt of written notice thereof from Insight.

          B. By Source, if (i) the Closing has not occurred on or before the Final Closing Date other than as a result of a breach by Source of its representations, warranties and/or covenants as set forth herein; or (ii) Insight breaches any of its representations, warranties or covenants contained herein in any material respect and fails to cure such breach within thirty (30) days after its receipt of written notice thereof from Source.

     Section III.6.  Effect of Termination.  If this Agreement is terminated
                     ---------------------
as provided in Section 3.5, then this Agreement will forthwith become null and void and there will be no liability on the part of any party to any other party or any other Person in respect thereof, provided that:

          A.   Withdrawal of Applications.  All filings, applications and other
               --------------------------
     submissions relating to the consummation of the transaction contemplated hereby shall, to the extent practicable, be withdrawn from the agency or other Person to whom made.

          B.   Breach by Insight.  No such termination will relieve Insight from
               -----------------
     liability for a breach of representations, warranties or covenants by Insight of this Agreement, and in such event the Company shall have the right to sue Insight for monetary damages.

          C.   Breach by the Company.  No such termination will relieve the
               ---------------------
     Company from liability for a breach of representations, warranties or covenants by the Company of this Agreement, and in such event Insight shall have all rights and remedies available at law and equity, including the remedy of specific performance. Insight shall have the right to sue for specific performance of this Agreement without termination of this Agreement in the event of a breach of this Agreement by Source. The parties recognize that if the Company breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Insight for its injury, and the Company hereby waives the defense that there is an adequate remedy at law.

          D.   Mutual Breach.  Without limiting the generality of the foregoing,
               -------------
     or any applicable law, (i) Insight may not rely on the failure of any condition precedent set forth in Article VII of this Agreement and (ii) Source may not rely on the failure of any condition precedent set forth in
     Article VIII of this Agreement, in the case of (i) or (ii) above to be satisfied as a ground for termination of this Agreement by such party if such failure was caused by such party's (or parties') failure to act in good faith, or a breach of or failure to perform its representations, warranties, covenants or other obligations in accordance with the terms hereof.

     Section III.7.  Risk of Loss.  The risk of loss or destruction of or
                     ------------
damage to the Source Assets from any cause whatsoever at all times on or subsequent to the execution of this Agreement, but prior to the Closing Date, shall be borne by Source. Subsequent to the Closing Date, the risk of loss or destruction of or damage to the Assets shall be borne by NewCo.

                                   ARTICLE IV
                    Representations and Warranties of Source
                    ----------------------------------------

     Source hereby represents and warrants to Insight and NewCo as follows:

     Section 4.1.    Corporate Existence and Qualification.   Source is a
                     -------------------------------------
corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Source is duly qualified to do business and in good standing in each jurisdiction in which the Source Assets owned or leased by it, or the nature of its activities with respect to the Source Assets makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the Source Assets, on NewCo or the transactions contemplated under this Agreement ("Source Material Adverse Effect"). Each of the Source Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Source Subsidiary is duly qualified to do business and in good standing in each jurisdiction in which the assets owned or leased by it, or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a Source Material Adverse Effect. No Source Subsidiary has any subsidiaries other than a Source Subsidiary.

     Section 4.2.   Capitalization.  As of the date hereof,  the capitalization
                    --------------
of Source is as set forth on Schedule 4.2 hereof. Other than pursuant to this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require NewCo to issue, sell, or otherwise cause to become outstanding any of NewCo's capital stock.

     Section 4.3    Corporate Authority, Approval and Enforceability.  A. Source
                    ------------------------------------------------
has all requisite corporate power and corporate authority to execute and deliver this Agreement and, subject to the consents and approvals referenced in Article VI hereof, to perform its obligations under this Agreement. The execution and delivery of this Agreement by Source in accordance with the terms hereof, and the performance of the transactions contemplated hereunder by Source, have been duly and validly approved by its Board of Directors. This Agreement is, and all such other documents and agreements required to be executed and delivered hereunder, when so executed and delivered by Source will be, subject to the consents and approvals referenced in Article VI hereof, valid, legal and binding obligations of Source, enforceable against it in accordance with their terms, except as limited by bankruptcy and insolvency laws and other laws affecting the rights of creditors generally and the application of general equitable principles.

          B. The execution and delivery of this Agreement and such other documents and agreements as may be required hereby and thereby, and the consummation of the transactions contemplated hereby by Source will not, subject to the consents and approvals referenced in Article VI hereof : (i) violate any law, regulation, order or decree, or (ii) conflict with or result in any breach of, or constitute a default under, Source's corporate charter or bylaws, or any agreement or contract to which Source is a party, including without limitation, the letter of intent with Prevue Ventures, Inc. dated February 10, 1999 (the "Prevue Letter"), or by which it or the Source Assets are bound or affected, except that certain agreements identified on Schedule 2.1D may require the consent of the other party to the assignment of such agreement or agreements and Source covenants to obtain these consents in Section 6.2.C. or to indemnify Insight and NewCo in the event such consents are not obtained. The exclusivity period under the Prevue Letter has expired and Source has no further obligations pursuant to the Prevue Letter.

     Section 4.4.   Assets.  Except as set forth on Schedule 4.4, Source has
                    ------
good and valid title to all of the Source Assets to be contributed to NewCo hereunder, free and clear of any liens, claims, security interests or encumbrances of any nature except for Permitted Liens. The Source Equipment and other tangible assets are in good operating condition and repair, ordinary wear and tear excepted. There are no options, rights, warrants or other agreements to acquire, or other right to, any equity interest in the Source Subsidiaries held by any Person, other than as evidenced by the Source Subsidiaries Stock. The Source Assets constitute all assets owned by Source which are currently used in the Transferred Businesses and all assets owned by Source which have use in the conduct of the Transferred Businesses as the businesses are contemplated to be conducted.

     Section 4.5.   Contracts.  Except for the Source Contracts, neither Source
                    ---------
nor any Source Subsidiary is a party to or bound by any written or oral lease, license, agreement or other contract or legally binding contractual rights, obligations or commitments necessary to the operation or ownership of the Source

Assets. Schedule 2.1D contains a list of each of the Source Contracts (all as amended) necessary to ownership, use, operation or which otherwise relates to the Source Assets and the Transferred Business. Each Source Contract is in full force and effect, and no event has occurred which would give rise to rights in any party thereto to declare an event of default thereunder or breach thereof, except where the failure to so be in full force and effect or such default or breach would not result in a Source Material Adverse Effect. As of the date hereof, no material customer or supplier has advised either Source or the Source Subsidiaries in writing that it will stop or materially decrease the rate of business done with such party pursuant to any Source Contract. Except as set forth in Schedule 2.1D or except as would not result in a Source Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in or give any Person additional rights or entitlement under, or any right of termination, cancellation, acceleration or modification with respect to, the Source Contracts. Insight has been provided with a true copy of all written contracts and agreements comprising the Source Contracts, together with all written amendments, waivers or other modifications thereto. Other than the Source Contracts to be transferred to NewCo, Source has no other contracts, agreements or understandings or entered into any other transactions that grant or otherwise provide any special status, preferences or rights to a third party which could in turn precipitate, activate or otherwise create any "most favored nations" or similar status, preferences or rights in any party with whom Source or its Subsidiaries has any contract, agreement or understanding which is assigned to NewCo or related to the Transferred Business, or with whom NewCo may hereafter have any contract, agreement or understanding related to the Transferred Business.

     Section 4.6.   Litigation.  Schedule 4.6 contains a true, correct and
                    ----------
complete list of all actions, suits, demands, proceedings or governmental investigations (collectively "Source Litigation") which is pending against Source or the Source Assets and identifies the Source Litigation being transferred to NewCo. Schedule 4.6 also identifies and contains a true, correct and complete list of the Source Litigation being retained by Source which is pending against Source or the Source Assets with respect to which demand has been made for $10,000 or more. Except as set forth on Schedule 4.6, there are no pending or outstanding actions, suits, proceedings, orders, judgments, injunctions, awards, or decrees of or before any governmental body, commission, tribunal, arbitrator, board, court, agency or instrumentality, which would have a Source Material Adverse Effect. To the best of Source's knowledge after due inquiry of all officers who in the normal course of their duties would have a reasonable basis for being informed of such matters, except as set forth on
Schedule 4.6: (a) no claims or causes of action have been asserted that would result in such an action, suit, proceeding, order, judgment, injunction, award, or decree of or before any governmental body, commission, tribunal, arbitrator, board, court, agency or instrumentality, which would have a Source Material Adverse Effect; and (b) there are no such claims or causes of action in existence which would have a Source Material Adverse Effect.

     Section 4.7.   Compliance with Laws.   Each of Source and the Source
                    --------------------
Subsidiaries are in material compliance with all applicable statutes, laws, ordinances, regulations, rules and orders of any federal, state or local government, or any governmental department or agency ("Governmental Authority") or any judgment, decree or order of any court applicable to them and/or the Source Assets or applicable to their employees, benefits, compensation and/or working conditions and/or hiring, nondiscrimination and promotion practices except where the failure to so comply would not result in a Source Material Adverse Effect. Source is in compliance, in all material respects, with all permits, licenses or other authorizations of Governmental Authorities which are required for the operation of the Source Assets and all of such permits, licenses and authorizations that are necessary for the operation of the Transferred Business are fully transferrable to NewCo. Neither Source nor any Source Subsidiary has received any written notice, report or information regarding any corrective, investigatory or remedial obligations, arising under applicable laws, ordinances, regulations, rules, or orders with respect to past or present operations of Source, the Source Subsidiaries or the Source Assets from any Governmental Authority that would have a Source Material Adverse Effect.

     Section 4.8    Licensed Intellectual Property and Intangible Property and
                    ----------------------------------------------------------
     Data.
     ----

          A. To the best of Source's knowledge, except as set forth on Schedule 4.8, Source and/or the Source Subsidiaries own or have the exclusive right to use pursuant to license, sublicense, agreement, or permission all Source Intellectual Property necessary for the operation of the businesses of Source and the Source Subsidiaries as presently conducted without any further licenses or grants of rights. Each item of Source Intellectual Property owned or used by Source or the Source Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by NewCo on identical terms and conditions immediately subsequent to the Closing hereunder. Each of Source and the Source Subsidiaries has taken all necessary action in accordance with prudent business practices to maintain and protect each item of Source Intellectual Property that it owns or uses. Source has acquired any and all rights that its employees and independent contractors have, had or may have had to the Source Intellectual Property. To the best of Source's knowledge, any and all consents or approvals necessary to be obtained in connection with the sale, transfer, licensing, or other disposal of any of the Source Intellectual Property, or in connection with the granting of any other rights thereunder, both prior to the date hereof and through and including the transactions contemplated at Closing, have been properly provided or obtained.

          B.  Except as set forth in the Financial Statements  referenced in
     Section 4.10, none of Source, the Source Subsidiaries and the directors and officers (and employees with responsibility for intellectual property matters) of Source or the Source Subsidiaries has received in writing any charge, complaint, claim, demand, or notice from third parties alleging that the Source Intellectual Property interferes with, infringes upon, misappropriates or is otherwise conflicting with or in violation of the intellectual property rights of such third parties (including any claim that any of Source and the Source Subsidiaries must license or refrain from using either the Source Intellectual Property or any intellectual property rights of such third parties).

          C. Schedule 2.1B identifies each patent or registration which has been issued to either Source or the Source Subsidiaries with respect to any of the Source Intellectual Property, and identifies each pending patent application or application for registration which either Source or the Source Subsidiaries has made with respect to any of the Source Intellectual Property. Source has delivered to Insight correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date), and will transfer to NewCo correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 2.1B also identifies each trade name or unregistered trademark used by either Source or the Source Subsidiaries in connection with any of the Transferred Businesses. Except as set forth on Schedule 4.8, with respect to each patent included in the Source Intellectual Property:

               (i) Source or the Source Subsidiaries possess all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

               (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Source, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (iv) there is no outstanding agreement by Source nor any Source Subsidiary to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          Further, Schedule 4.8 identifies each license, agreement, or other permission pursuant to which either of Source or any Source Subsidiary has granted rights of ownership or use to, or under which rights of ownership or use are created for the benefit of, any third party with respect to the Source Intellectual Property.

          D. Schedule 2.1B also identifies each item of Source Intellectual Property that is material to the Transferred Business and that is owned by any third party and that either Source or any Source Subsidiary uses pursuant to license, sublicense, agreement, or permission and Schedule 2.1B also indicates whether such item is assignable or transferable without the consent of the third party. Source has delivered to Insight correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of Source Intellectual Property:

               (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (ii) unless otherwise indicated on Schedule 2.1B, the license, sublicense, agreement, or permission is freely transferrable and/or assignable and the transferee thereof will obtain all rights, privileges of ownership or use or benefits inuring to the transferor thereunder;

               (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

               (v) to the best of Source's knowledge, with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

               (vi) to the best of Source's knowledge, the underlying item of intellectual property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

               (vii) to the best of Source's knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Source, is threatened which challenges the legality, validity, or enforceability of the underlying item of intellectual property.

     Section 4.9.   Taxes.    Except as set forth on Schedule 4.9, Source and
                    -----
the Source Subsidiaries (with respect to returns filed either on a separate or consolidated or combined basis) have timely filed and accurately prepared, or will timely and accurately prepare and file, all federal, state, local, and territorial returns, declarations and reports, information returns and statements required to be filed by or with respect to Source and/or the Source Subsidiaries on or before the Closing Date, in respect of any Taxes for each period ending on or before the Closing Date ("Source Returns"). All Taxes shown as due on the Source Returns, together with applicable interest and penalties, have been or will be timely paid in full, and no notice of audit or adjustment has been received from the Internal Revenue Service or any other taxing authority in connection with any of the Source Returns, and except as set forth in Schedule 4.9, no waivers of statutes of limitations have been given or requested. Source or the Source Subsidiaries have duly withheld and paid all Taxes required to be withheld or paid with respect to amounts paid to employees, independent contractors or other third parties. Except for Permitted Liens, there are currently no liens for Taxes upon the Source Assets.

     Section 4.10.  Financial Statements.  Source has filed with the Securities
                    --------------------
and Exchange Commission ("SEC") on Form 10-K, its audited consolidated financial statements as of and for the twelve months ended December 31, 1998, and its unaudited consolidated financial statements on Form 10-Q for the three month period ended March 31, 1999 (collectively, the "Source Financial Statements"). The Source Financial Statements (a) fairly present, in all material respects, the financial position of Source and the Source Subsidiaries as of the date thereof and the results of operations for the periods covered thereby; and (b) have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis.

     Section 4.11.  Governmental Consents and Approvals.  Except for required
                    -----------------------------------
filings with the SEC, the National Association of Securities Dealers and with the Department of Justice ("DOJ") and Federal Trade Commission ("FTC") pursuant to the HSR Act, the execution, delivery and performance by Source of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with or notice to, any United States Governmental Authority.

     Section 4.12.  Brokers.  Except as described on Schedule 4.12, no broker,
                    -------
finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Source.

     Section 4.13.  Transactions with Interested Persons; Customers.  To the
                    -----------------------------------------------
best of Source's knowledge, except as disclosed in Schedule 4.13, no officer, director, supervisory employee or owner of more than 3% of the stock of Source owns, directly or indirectly, greater than a 3% interest in, or serves as an officer or director of, any competitor, customer or unrelated third party supplier of Source or any Source Subsidiary, or any Person who is a party to a Source Contract or other arrangement with Source or any Source Subsidiary with respect to the Transferred Businesses.

     Section 4.14.  Acquisition for Investment.  Source is acquiring its
                    --------------------------
ownership interest in NewCo for its own account, for investment purposes only, and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the 1933 Act, in a manner which would require registration under the 1933 Act or any state securities laws. Source acknowledges the ownership interests in NewCo have not been registered under the 1933 Act or the securities laws of any state and are being offered and sold pursuant to applicable exemptions from such registration and will be issued as "restricted securities" as defined by Rule 144 promulgated pursuant to the 1933 Act.

     Section 4.15.  Disclosures.    Neither this Agreement, nor any schedule or
                    -----------
exhibit hereto, contains any untrue statement by the Company of a material fact or omits a material fact necessary to make the Company's statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                   ARTICLE V
                   Representations and Warranties of Insight
                   -----------------------------------------

     Insight represents and warrants to Source and NewCo as follows:

     Section 5.1.   Existence and Qualification.   Insight is a limited
                    ---------------------------
liability company organized, validly existing and in good standing under the laws of the State of Delaware. Insight is duly qualified to do business and in good standing in each jurisdiction in which the assets owned or leased by it, or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the transactions contemplated hereunder or on NewCo.

     Section 5.2.   Authority, Approval and Enforceability.   A. Insight has all
                    --------------------------------------
requisite limited liability company power and authority to execute and deliver this Agreement and, subject to the consents and approvals referenced in Article VI hereof, to perform its obligations under this Agreement. The execution and delivery of this Agreement by Insight in accordance with the terms hereof, and the performance of the transactions contemplated hereunder by Insight, will have been duly and validly approved by its member prior to the Closing Date. This Agreement is, and all such other documents and agreements required to be executed and delivered hereunder, when so executed and delivered by Insight will be, subject to the consents and approvals referenced in Article VI hereof, valid, legal and binding obligations of Insight, enforceable against it in accordance with their terms, except as limited by bankruptcy and insolvency laws and other laws affecting the rights of creditors generally and the application of general equitable principles.

          B. The execution and delivery of this Agreement and such other documents and agreements as may be required hereby and thereby, and the consummation of the transactions contemplated hereby by Insight will not, subject to the consents and approvals referenced in Article VI hereof: (i) violate any law, regulation, order or decree; or (ii) conflict with or result in any breach of, or constitute a default under, Insight's Certificate of Formation, limited liability company agreement, if any, or any agreement or contract to which it is a party or by which it or its assets are bound or affected.

     Section 5.3.   Governmental Consents and Approvals.  Except for required
                    -----------------------------------
filings by Insight's parent with the SEC and with the Department of Justice and Federal Trade Commission under the HSR Act, the execution, delivery and performance by Insight of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with or notice to, any governmental or regulatory body, agency or official

     Section 5.4.   Further Assurances.  At any time and from time to time after
                    ------------------
the Closing, Insight shall, at the reasonable request and expense of Source or NewCo (but without any further consideration from Source or NewCo), execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, such further instruments as may be necessary to otherwise fulfill the terms and conditions contained in this Agreement.

     Section 5.5.   Brokers.  No broker, finder or investment banker is entitled
                    -------
to any brokerage, finder's fee or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Insight or its Affiliates.

     Section 5.6.   Acquisition for Investment.  Insight is acquiring its
                    --------------------------
ownership interest in NewCo for its own account, for investment purposes only, and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the 1933 Act, in a manner which would require registration under the 1933 Act or any state securities laws. Insight acknowledges the ownership interests in NewCo have not been registered under the 1933 Act or the securities laws of any state and are being offered and sold pursuant to applicable exemptions from such registration and will be issued as "restricted securities" as defined by Rule 144 promulgated pursuant to the 1933 Act.


                                   ARTICLE VI
                                   Covenants
                                   ---------

     Section 6.1.   Operation of the Assets.  Between the date hereof and the
                    -----------------------
Closing Date, each of Source and Insight shall take all such actions within its power to cause NewCo to carry out any agreements and obligations contemplated herein. Between the date hereof and the Closing, except as contemplated by this Agreement or otherwise consented to in writing by the other party, each of Source and the Source Subsidiaries: (a) shall keep in full force and effect its respective corporate existence, and neither will combine, merge or consolidate or agree to combine, merge or consolidate with any other entity in any manner; and (b) will maintain the Source Assets in the ordinary course of business, shall not grant any license or rights with respect to the Source Intellectual Property, and will generally conduct its business associated with the Source Assets in the ordinary course in accordance with past practices, and, as relating to the Source Assets, use commercially reasonable efforts to maintain relationships with contract parties, suppliers, trade creditors, customers and employees, and preserve the goodwill of advertisers, suppliers, customers and others having business relations with Source or the Source Subsidiaries.
Without limiting the generality of the foregoing, between the date hereof and the Closing, except as contemplated by this Agreement or otherwise previously consented to in writing by the other party: (i) neither Insight nor Source shall become a party to any agreement which, by its terms, restricts Insight or Source from performance of the terms hereof; and (ii) Source shall not enter into any contract related to or affecting the Source Assets in an amount exceeding $20,000, (iii) except in the ordinary course of business, enter into any affiliation contracts, or (iv) incur any capital expenditure to be transferred to NewCo in excess of $20,000 without the consent of Insight, which consent shall not be unreasonably withheld. Each of Insight and Source shall promptly notify the other by written notice in the event of a breach of any covenant contained in this Section 6.1 or upon the occurrence of any event, fact, circumstance or occurrence which make any representation, warranty or disclosure made by such party untrue, incorrect or incomplete as of the date of occurrence of such event, fact, circumstance or occurrence. Source and Insight agree that the transactions described on Schedule 6.1 hereof have been approved by Insight and shall not constitute a violation of the covenants set forth in this Section 6.1.

     Section 6.2.   Source Filings and Consents.
                    ---------------------------

          A.        Governmental Consents and Approvals.  Source shall file
                    -----------------------------------
                    preliminary proxy materials with the SEC within twenty (20) business days following the execution of this Agreement, and will thereafter as promptly as possible file definitive proxy materials with the SEC, using good faith commercially reasonable efforts in responding to any comments of the SEC staff regarding the preliminary proxy materials. Within thirty (30) days from the date of this Agreement, if required, Source will file with the FTC and DOJ the notification form, together with all necessary materials and information, to attempt to secure the expiration or termination of all applicable waiting period(s) relating to any or all of the transactions contemplated hereunder as required on its part under the HSR Act, and will use good faith commercially reasonable efforts in promptly responding, after consultation with Insight, and in cooperation with Insight, to any additional requests for information that may be issued by the FTC or DOJ in response thereto.

          B.        Other Consents and Approvals.  Upon filing its definitive
                    ----------------------------
                    proxy material, Source agrees: (i) that it shall use its best efforts to provide third parties with approval rights all relevant information pertaining to the transactions for which approval is sought, to initiate communications with such parties in order to obtain their consents and to encourage such parties to render their consents; and (ii) that it will utilize good faith commercially reasonable efforts in taking other actions to secure all approvals which are necessary for the consummation of the transactions contemplated hereunder. These efforts shall be made by Source to secure the vote or consent of its stockholders (both common and preferred) as is necessary to approve the transactions contemplated hereby and by the Stock Purchase Agreement and to secure the consents and approvals necessary from holders of its Senior Secured Notes, or any other party who may, by law or contractual right, have the right to consent to and approve the transactions contemplated hereby by Source and by the Stock Purchase Agreement by Source.

          C.        Consents to Transfer of Certain Source Assets.  In addition,
                    ---------------------------------------------
                    Source shall (i) obtain the necessary consents from third parties with regard to each license, sublicense, agreement, or permission scheduled on Schedule 2.1D which is indicated as being only transferrable or assignable with the consent of the third party and (ii) use its commercially reasonable efforts, both before and after Closing, to obtain any necessary consents (which shall not include any obligation to pay for such consent or assume any liabilities in connection therewith) to the assignment of the Source Contracts to NewCo; provided that in each case, unless reasonably acceptable to Insight, such consent shall not require NewCo or Insight to agree to make any material payments or incur any additional material obligation as a condition to obtaining such consent or accept, agree or accede to any modification or amendment to the licence, sublicense, agreement, permission or Source Contract for which consent is being sought.

     Section 6.3.   Further Assurances.  At any time and from time to time after
                    ------------------
the Closing, Source shall, at the reasonable request and expense of NewCo (but without any further consideration from NewCo), execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, such further instruments of conveyance, assignment and transfer, and to take all such actions as Insight or NewCo shall reasonably request in order to more fully and effectively vest in NewCo, or confirm NewCo's title or rights to the Source Assets (including but not limited to the Source Intellectual Property which will be transferred to NewCo by Source) and to otherwise fulfill the terms and conditions contained in this Agreement.

     Section 6.4.   Insight Filings and Consents.
                    ----------------------------

          A.        Governmental Consents and Approvals.  Within thirty (30)
                    -----------------------------------
                    days from the date of this Agreement, if required, Insight will file with (or will have filed by its ultimate parent) the FTC and DOJ the notification form, together with all necessary materials and information, to attempt to secure the expiration or termination of all applicable waiting period(s) relating to any or all of the transactions contemplated hereunder as required on its part under the HSR Act, and will use good faith commercially reasonable efforts in promptly responding, after consultation with and in cooperation with Source, to any additional requests for information that may be issued by the FTC or DOJ in response thereto.

          B.        Other Consents.    Insight will use its commercially
                    --------------
                    reasonable efforts to secure the consents and approvals necessary from any party who may, by law or contractual right, have the right to consent to and approve the transactions contemplated hereby by Insight and by the Stock Purchase Agreement by Insight. In addition, Insight agrees to reasonably cooperate with Source in its efforts to obtain any necessary consents and approvals in order to fulfill Source's covenants under Section 6.2 above, provided that, unless reasonably acceptable to Insight, such cooperation shall not require Insight to agree to make any material payments or incur any additional material obligation as a condition to obtaining such consent or accept, agree or accede to any modification or amendment to the licence, sublicense, agreement, permission or Source Contract for which consent is being sought.

     Section 6.5.   Access to Information.  From the date hereof to Closing,
                    ---------------------
Source shall cause its officers, directors, employees and agents to afford the directors, officers, employees, agents, representatives and advisors of Insight access upon reasonable notice at all reasonable time to its officers, employees, agents, properties, books, records, and contracts, as Insight may reasonably request for purposes of conducting review, inspection and evaluation of the Source Assets (including, but not limited to the Source Intellectual Property); provided, however, Source shall not be required to provide such access or information to the extent that it has been advised by counsel that the provision of such access or information could be violative of antitrust laws or existing confidentiality agreements to which it is subject. Each of Insight and Source shall continue to maintain in confidence and will not use or disclose to others, or permit its representatives to use or disclose to others, other than for the purpose of confirming the information obtained in its due diligence, information, data or procedures (including information related to costs, sales, contracts, employees, customers, suppliers, financial condition or prospects) which may be of a confidential nature which they have received from the other party ("Confidential Information"), all in accordance with the terms of the Non-Disclosure Agreement dated July 29, 1999. In the event the transactions contemplated by this Agreement are not consummated for any reason (including, without limitation, the failure to obtain the consents and approvals referenced in Article VI hereof), each of Insight and Source shall promptly return to the other all documents and records containing or referring to the Confidential Information, including without limitation, any records contained on computer hard disk, back-up drive or e-mail. All documents and other writings, in any such form, prepared based on the Confidential Information shall be destroyed, and such destruction shall be confirmed in writing to Source by an authorized officer who supervised such destruction.

     Section 6.6.   Management Agreement.  A. Source and Insight covenant and
                    --------------------
agree to each use commercially reasonable efforts to finalize the terms of a management agreement (the "Management Agreement") to be executed upon the Closing in accordance with this Section 6.6.

          B. The Management Agreement shall provide, subject to the limitations and approval rights set forth in this Agreement and the Operating Agreement, that the Manager shall have power and authority, on behalf of NewCo itself and on behalf of its Subsidiaries, among other things, to (i) purchase, lease or otherwise acquire, or sell, lease or otherwise dispose of, any property, (ii) form Subsidiaries, (iii) open bank accounts and otherwise invest funds, (iv) incur or guarantee indebtedness, (v) authorize a Member to guarantee indebtedness of NewCo or any of its Subsidiaries, (vi) issue additional Units,
(vii) purchase insurance on the business and assets of NewCo, (viii) commence lawsuits and other proceedings, (ix) enter into any agreement, instrument or other writing, (x) retain accountants, attorneys or other agents, and (xi) take any other lawful action that the Manager considers necessary, convenient or advisable in connection with the business of NewCo. Subject to the limitations and approval rights set forth in this Agreement, the Operating Agreement and the Management Agreement, the Manager shall have the power to cause NewCo to enter into contracts with Affiliates of NewCo or the Manager in respect of property, services, or credit in the ordinary course of business, but only if the monetary or business consideration arising therefrom would be comparable and substantially as advantageous to NewCo as in a comparable transaction with a Person not an Affiliate.

          C. The Management Agreement will set forth the terms under which the business of NewCo will be conducted, including without limitation, the employees, if any, to be hired by NewCo and adequate arrangements for other necessary services and business functions of NewCo, such as accounting, administrative, technical, sales and marketing, access, distribution and/or other services. Except to the extent mutually agreed to otherwise by Insight and Source, Source shall continue to provide all necessary services and/or all business functions for NewCo and shall be reimbursed for the costs and expenses related to providing these necessary services and/or business functions by NewCo without any markup. Upon the date which is ninety (90) days after Closing, in the event and to the extent that Insight and Source have not agreed as to the terms of the Management Agreement, then either Source or Insight may elect to initiate arbitration and shall have fifteen (15) days from the expiration of such ninety (90)-day period within which to mutually agree on an arbitrator. In the event that Source and Insight do not agree on an arbitrator within the fifteen day period, by request of either Insight or Source, the American Arbitration Association shall appoint an arbitrator. The cost of such arbitrator shall be borne equally by Source and Insight. Both Insight and Source shall submit a proposed Management Agreement to the arbitrator, and the arbitrator shall select either the proposed Management Agreement of Insight or the proposed Management Agreement of Source. Such selected proposal shall constitute the terms of the Management Agreement.

          D. The Management Agreement shall contain, in addition to the customary terms and conditions of a management arrangement as contemplated herein and other terms as mutually agreed to by the parties, the following provisions:

               (i) "Developments" means any and all materials, developments, inventions, improvements or modifications (including computer software and computer software documentation), whether patentable or unpatentable, copyrightable or uncoyrightable, which are developed by employees, officers, agents, subcontractors, or authorized assigns of Source in the performance of the Management Agreement.

               (ii) "Intellectual Property Rights" means rights given by law in intellectual information, including, but not limited to, Patents, copyrights, trade secrets, and know-how.

               (iii) "Patents" means patent application(s) and patent(s), including any and all continuations, continuations-in-part, divisions, reissues, reexaminations, and extensions thereof.

               (iv) NewCo shall have the sole and exclusive ownership of the Developments, including, without limitation, the Intellectual Property Rights (hereinafter referred to as "NewCo Intellectual Property Rights") in the Developments. Copyrightable aspects of the Developments shall be works made for hire, vesting sole and exclusive ownership in such Developments to NewCo. To the extent such copyrightable aspects of the Developments are deemed not to be works made for hire, all right, title and interest in and to the Developments shall be deemed automatically assigned to NewCo. Source shall, upon written request by NewCo, execute and deliver to NewCo any documents necessary to vest in NewCo the sole and exclusive ownership of the Developments, including, without limitation, those documents necessary to vest in NewCo sole and exclusive ownership of the NewCo Intellectual Property Rights.

               (v) At its option and expense, NewCo may prepare, file, prosecute and/or maintain copyright registrations or Patents (hereinafter referred to as "NewCo Copyrights and Patents") in any country of the world based on the Developments. Source and its employees, officers, agents, subcontractors, or authorized assigns shall reasonably assist NewCo in the preparation, filing, prosecution and/or maintenance of the NewCo Copyrights and Patents and shall, upon written request by NewCo, execute and deliver to NewCo such documents as may be necessary or advisable to permit NewCo to prepare, file, prosecute and/or maintain the NewCo Copyrights and Patents. NewCo shall be the sole owner of the NewCo Copyrights and Patents.

               (vi) The contributions by Source relating to future developments shall not affect Source's ownership interest, Percentage Interest or Units in NewCo.

     Section 6.7.   Affiliation, License and Escrow Agreements.  Source and
                    ------------------------------------------
Insight covenant and agree to use commercially reasonable efforts to finalize prior to the Closing Date the terms and provisions of (a) an Affiliation Agreement relating to the carriage of the Interactive Channel over Insight's cable television systems; (b) a License Agreement granting Insight a license, for the same length of time as the term stated in the Affiliation Agreement (notwithstanding the termination of the Affiliation Agreement as a result of NewCo's filing for bankruptcy), to use NewCo's intellectual property in connection with Insight's cable television systems; and (c) an Escrow Agreement that would provide Insight with access to and the right to use the source code and any other information necessary for Insight to continue using NewCo's intellectual property pursuant to the License Agreement in the event NewCo breached the License Agreement, became insolvent, or filed for protection of the bankruptcy laws. In the event definitive Affiliation, License and Escrow Agreements are entered into between Source and Insight prior to the Closing Date, Source and Insight covenant and agree that Source shall assign such agreements to NewCo, and NewCo shall assume such agreements, in their entirety on the Closing Date and such contribution by Source shall not affect Source's ownership interest, Percentage Interest or Units in NewCo.

     Section 6.8.   Public Announcements.  Source and Insight covenant and agree
                    --------------------
with each other that subject to applicable securities law or stock exchange requirements, each of Source and Insight shall promptly advise and consult with the other before issuing, or permitting any of their respective directors, officers, employees, agents or Affiliates to make any public disclosure or issue any press release with respect to this Agreement or the transactions contemplated hereby, but the parties acknowledge that Source will disclose necessary information in its solicitation of proxies, approvals and consents as required for the approval of the transactions contemplated hereunder.

     Section 6.9.   Preservation of Books and Records; Access.  Except as
                    -----------------------------------------
otherwise required by Section 9.4, for a period of five (5) years after the Closing Date, Insight and Source shall cause NewCo to (i) preserve and retain the records relating to the ownership and operation of the Source Assets transferred to NewCo; and (ii) permit Source and Insight and their authorized representatives to have reasonable access thereto and to meet with employees of NewCo, on a mutually convenient basis, to obtain additional information and explanations or conduct an audit with respect to such books and records.


                                   ARTICLE VII
                          Conditions Precedent to the
                         Closing Obligation of Insight
                         -----------------------------

     Insight's obligation to consummate the transaction contemplated by this Agreement is subject to the fulfillment prior to or at the Closing, of each of the following conditions, each of which may be waived at the sole discretion of
Insight:

     Section 7.1.   Accuracy of Representations and Warranties.  Each and every
                    ------------------------------------------
representation, warranty and covenant of Source under this Agreement shall be true and accurate in all material respects as of the date when made and as of the Closing, except to the extent a representation, warranty or covenant specifically is stated to relate only to a precise date. Not later than the second business day prior to the anticipated day of Closing, Source will deliver to Insight any revisions to any Source Schedule prepared and delivered hereunder necessary to make such Source Schedule and the representations, warranties, and covenants hereunder true and correct as of the Closing Date; the fact that such different, changed or revised items are disclosed on the revised Source Schedules does not constitute a waiver of Section 7.6, if applicable under the terms thereof.

     Section 7.2.   Performance of Covenants and Agreements.  Source shall have
                    ---------------------------------------
performed in all material respects at or prior to the Closing all of the covenants and agreements required to be performed by it at or prior to the Closing in accordance with this Agreement.

     Section 7.3.   Litigation.  No action, suit, proceeding, investigation,
                    ----------
inquiry or request for information by any third person (including, but not limited to, any Governmental Authority) shall have been instituted or threatened against Source, Insight, NewCo or any of their respective Affiliates that questions the validity or legality of this Agreement, or the transactions contemplated hereby which, if successful, would prevent Insight from consummating the transactions contemplated hereby or which would create or cause NewCo or Insight or their respective Affiliates to suffer or incur a material liability.

     Section 7.4.   Certificates of Source.  Source shall have delivered to
                    ----------------------
Insight a certificate signed by its President, certifying that (i) each and every representation and warranty of Source under this Agreement is true and accurate in all material respects as of the Closing; and (ii) Source has performed in all material respects at or prior to the Closing all of the covenants and agreements required to be performed by it at or prior to the Closing in accordance with this Agreement.

     Section 7.5.   Stock Purchase Agreement.  The transactions contemplated by
                    ------------------------
the Stock Purchase Agreement shall have closed simultaneously with the Closing of the transactions contemplated hereby.

     Section 7.6.   Adverse Change.  Between December 31, 1998, and the Closing
                    --------------
Date there shall have been no material adverse change in the Source Assets (including, but not limited to the Source Intellectual Property) or in the financial condition or operations of Source and its Subsidiaries taken as a whole, other than changes affecting the interactive advertising and interactive media programming industries in general, changes as a result of general economic conditions, or negative financial operating results for any financial period.

     Section 7.7.   Consents and Approvals.  All consents and approvals
                    ----------------------
necessary to be obtained by Source, Insight and Insight Inc., including without limitation, (i) consents or expiration of waiting periods under the HSR Act,
(ii) bondholder and shareholder consents, and (iii) consents of third parties to the transfer or assignment of Source Contracts or Source Intellectual Property shall have been obtained to the reasonable satisfaction of Insight, with the exception to this clause (iii) that, as conditions to Closing and only with regard to each license, sublicense, agreement, or permission scheduled on
Schedule 2.1D which is indicated as being only transferrable or assignable with the consent of the third party, Source shall only be required to obtain the consents from third parties with regard to such license, sublicense, agreement, or permission identified on Schedule 2.1D by "*". The fact that not all consents are conditions to Closing shall not in any way relieve Source of its covenant and agreement to obtain such consents under Section 6.2 or otherwise or its indemnification obligations under Article X hereof if it fails to obtain such consents.

     Section 7.8.   Deliveries.  All deliveries required from Source and NewCo
                    ----------
under Sections 3.2, 3.4 and 6.7 hereof shall be tendered at Closing, provided that delivery of executed copies of the Management Agreement shall not be a condition to Closing, but shall be governed by Section 6.6 of this Agreement.

     Section 7.9.   Effect of Closing.  Notwithstanding anything stated in this
                    -----------------
Agreement to the contrary, to the extent the Closing is consummated, all conditions to Closing set forth in this Article VII shall be deemed waived for purposes of Closing.


                                  ARTICLE VIII
                          Conditions Precedent to the
                          Closing Obligation of Source
                          ----------------------------

     Source's obligation to consummate the transaction contemplated by this Agreement is subject to the fulfillment prior to or at the Closing, of each of the following conditions, each of which may be waived at the sole discretion of
Source:

     Section 8.1.   Accuracy of Representations and Warranties.   Each and every
                    ------------------------------------------
representation, warranty and covenant of Insight under this Agreement shall be true and accurate in all material respects as of the date when made and as of the Closing, except to the extent a representation, warranty or covenant specifically is stated to relate only to a precise date. Not later than the second business day prior to the anticipated day of Closing, Insight will deliver to Source any revisions to any Insight Schedule prepared and delivered hereunder necessary to make such Insight Schedule and the representations, warranties, and covenants hereunder true and correct as of the Closing Date; the fact that such different, changed or revised items are disclosed on the revised Insight Schedules does not constitute a waiver of any rights by Source.

     Section 8.2.   Performance of Covenants and Agreements.  Insight shall have
                    ---------------------------------------
performed at or prior to the Closing all of the covenants and agreements required to be performed by it at or prior to the Closing in accordance with this Agreement.

     Section 8.3.   Litigation.  No action, suit, proceeding, investigation,
                    ----------
inquiry or request for information by any third person (including, but not limited to, any Governmental Authority) shall have been instituted or threatened against Insight, Source, NewCo or any of their respective Affiliates that questions the validity or legality of this Agreement, or the transactions contemplated hereby which, if successful, would prevent Source from consummating the transactions contemplated hereby.

     Section 8.4.   Certificates of Insight.  Insight shall have delivered to
                    -----------------------
Source a certificate of Insight signed by its President certifying that (i) each and every representation and warranty of Insight under this Agreement is true and accurate in all material respects as of the Closing; and (ii) Insight has performed in all material respects at or prior to the Closing all of the covenants and agreements required to be performed by it at or prior to the Closing in accordance with this Agreement.

     Section 8.5.   Stock Purchase Agreement.  The transactions contemplated by
                    ------------------------
the Stock Purchase Agreement shall have closed simultaneously with the Closing of the transactions contemplated hereby.

     Section 8.6.   Consents and Approvals. All consents and approvals necessary
                    ----------------------
to be obtained by Source, Insight and Insight Inc., including without limitation, (i) consents or expiration of waiting periods under the HSR Act,
(ii) bondholder and shareholder consents, and (iii) consents of third parties to the transfer or assignment of Source Contracts or Source Intellectual Property shall have been obtained to the reasonable satisfaction of Source, with the exception to this clause (iii) that, as conditions to Closing and only with regard to each license, sublicense, agreement, or permission scheduled on
Schedule 2.1D which is indicated as being only transferrable or assignable with the consent of the third party, Source shall only be required to obtain the consents from third parties with regard to such license, sublicense, agreement, or permission identified on Schedule 2.1D by "*". The fact that not all consents are conditions to Closing shall not in any way relieve Source of its covenant and agreement to obtain such consents under Section 6.2 or otherwise or its indemnification obligations under Article X hereof if it fails to obtain such consents.

     Section 8.7.   Deliveries.  All deliveries required from Insight and NewCo
                    ----------
under Sections 3.3 and 3.4 hereof shall be tendered at Closing, provided that delivery of executed copies of the Management Agreement shall not be a condition to Closing, but shall be governed by Section 6.6 of this Agreement.

     Section 8.8.   Effect of Closing.  Notwithstanding anything stated in this
                    -----------------
Agreement to the contrary, to the extent the Closing is consummated, all conditions to Closing set forth in this Article VIII shall be deemed waived for purposes of Closing.


                                  ARTICLE IX
                         Ad Valorem and Transfer Taxes
                        ------------------------------

     Section 9.1.   Ad Valorem Taxes.  All ad valorem taxes attributable to the
                    ----------------
Source Assets for the years prior to 1999, and for the current tax period up to the date of Closing (pro rated on a daily basis) shall be the responsibility of Source. All ad valorem taxes for the current tax period from the date of Closing and thereafter (pro rated on a daily basis) shall be the responsibility of NewCo. NewCo shall promptly after Closing notify all appropriate tax-assessors/collectors of the rights and interests contributed to it pursuant to this Agreement.

     Section 9.2.   Transfer and Similar Taxes.  Notwithstanding anything in
                    --------------------------
this Agreement to the contrary, NewCo shall, to the extent allowed under applicable law, pay (or reimburse a transferring party for) all sales, use, transfer, mortgage stamps, documentary stamp, recording, and other similar taxes and fees ("Transfer Taxes") arising out of or imposed in connection with the transactions effected pursuant to this Agreement. NewCo shall file all necessary documentation and tax returns with respect to such Transfer Taxes.

     Section 9.3.   Retention of Tax Records.  Subject to the provisions of the
                    ------------------------
Operating Agreement, Source and Insight shall, and shall cause their respective Affiliates to, cooperate in the preparation of all tax returns by NewCo and shall provide, or cause to be provided to the requesting party any records and other information requested by such party (limited, however, to information pertaining to the Assets) in connection therewith, as well as access to, and the cooperation of, the auditors of Source and Insight. Subject to the provisions of the Operating Agreement, each party shall cooperate with the other in connection with any tax investigation, audit or other proceeding.

     Section 9.4.   Statute of Limitations.  Source and Insight shall preserve
                    ----------------------
all information, returns, books, records and documents relating to any liabilities for ad valorem taxes or Transfer Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of any litigation with respect to such taxes for such period.


                                   ARTICLE X
                                Indemnification
                                ---------------

     Section 10.1.  Indemnification by Source.  From and after the Closing,
                    -------------------------
Source and each Source Subsidiary, jointly and severally, agrees to indemnify, defend and hold NewCo, Insight and their Affiliates harmless from and against and will reimburse NewCo, Insight and their Affiliates for:

          A.   Source's Breach.   Any and all Losses resulting from any
               ---------------
misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement by or on the part of Source or any Source Subsidiary under this Agreement or in any certificate or other document delivered by Source pursuant to this Agreement or Losses resulting from or arising out of or in connection with any litigation, proceeding or claim by any third party relating to Source or the Source Assets arising out of or relating to the period prior to the Closing Date, including without limitation, those matters listed on
Schedule 4.6. In addition, to the extent that any disclosure, representation or warranty of Source or a Source Subsidiary set forth in Sections 4.6 and 4.8 of this Agreement is qualified, limited or subject to a materiality or other standard or threshold, such as "to the knowledge of", "the best of the knowledge of" or by the condition that "such disclosure, representation, warranty, covenant or agreement would not, or is not or are not expected to, have a Source Material Adverse Effect" or by any other qualification or limitation (whether such qualification, limitation, standard or threshold is set forth herein or under applicable law pertaining to another document to which reference is made herein), then for all purposes of this Article X and the indemnification obligations imposed hereunder, such disclosure, representation or warranty shall be deemed to have been made without such limitation, qualification, material adverse effect standard or other standard or threshold, with it being the intent of the parties that the Indemnified Party be fully indemnified hereunder for any Losses incurred by such party without regard to the qualification, limitation, standard or threshold set forth in the disclosure, representation or warranty. Further, to the extent that rights, potential rights, claims, or potential claims of third parties have been disclosed by Source on Schedules 4.6 or 4.8 hereof or in other documents to which reference is made herein, such items are still fully subject to indemnification under this Article X to the extent that Insight and/or NewCo and/or their respective Affiliates incurs a Loss as a result of such rights, potential rights, claims, or potential claims of third parties.

          B.   Third Party Claims.  Any and all Losses relating to claims by
               ------------------
third parties based on any theory of tort, negligence, personal injury, products liability, strict liability, violation of statute or governmental regulation, statutory or regulatory liability, breach of contract, Taxes of Source or any of its Affiliates, or for any other loss or occurrence in each case related to or associated with Source's ownership prior to the Closing Date of the Source Assets (including, but not limited to, the Source Intellectual Property) and/or Source's ownership or operation of the Transferred Business prior to the Closing Date, howsoever arising (other than with respect to a liability assumed pursuant to Section 2.5 and which does not otherwise involve a breach of a representation, warranty or covenant hereof), whether or not any litigation or claim with respect thereto is now pending or threatened.

          C.   Certain Adjustments.  Source may directly compensate Insight
               -------------------
and/or NewCo and/or their respective Affiliates, as applicable, in cash for any Losses for which Source is obligated to indemnify Insight, NewCo or their respective Affiliates hereunder, or in its sole discretion Source may elect to invoke the provisions of this Section 10.1 C., in which event NewCo, Source and Insight have agreed that the sole and exclusive remedy of NewCo, Insight and their respective Affiliates available to NewCo and/or Insight and/or their respective Affiliates as a result of Source's indemnification obligations and/or as a result of a misrepresentation, breach of warranty or breach of a covenant by Source hereunder is for Source's ownership interest, Percentage Interest and Units in NewCo to be reduced as a result of the amount of the Loss incurred or suffered by NewCo (and indirectly by Insight). Accordingly, upon the determination of the amount of the Loss incurred by NewCo for which Source is obligated to indemnify NewCo and/or Insight and/or their respective Affiliates hereunder, then Source's ownership interest, Percentage Interest and Units will be reduced by subtracting the amount of the Loss incurred or suffered by NewCo from the Fair Market Value of Source's ownership interest, Percentage Interest and Units in NewCo as determined on the date on which the Loss is "Finally Determined". For these purposes, the Fair Market Value of Source's ownership interest, Percentage Interest and Units shall be determined as if Source was a Selling Member under Section 8.8(a) of the Operating Agreement and "Finally Determined" shall mean the date on which a final decision of the arbitrator is issued, on the date on which an order of a court is no longer subject to appeal or when the appeal to the highest court with jurisdiction is denied, whichever is applicable. When the amount of the Loss is Finally Determined, Source shall surrender or be deemed to have surrendered the appropriate number of Units back to NewCo with a Fair Market Value equal to the amount of the Loss in satisfaction of its indemnification obligations hereunder. Thus, if the value of the Source's ownership interest, Percentage Interest and Units in NewCo is $25,000,000 on the date that a Loss of $10,000,000 is Finally Determined, then Source shall surrender 40% of the Units which it then owns in satisfaction of its indemnification obligation hereunder and Source's Percentage Interest shall be reduced accordingly. The indemnification provided under this Article X and the adjustment provided for in this paragraph C (if invoked by Source) shall constitute the sole and exclusive remedy of NewCo, Insight and their Affiliates for any indemnification by Source for claims in respect of Losses suffered by NewCo, Insight and their Affiliates attributable to claims arising under the terms and conditions of this Agreement, but shall not affect in any way the rights and remedies available to Insight and its Affiliates under the Stock Purchase Agreement. NewCo, Insight and their Affiliates shall in no event be entitled to setoff against any future payments to be made by NewCo, Insight or their Affiliates to Source, with it being understood that the distributions to which Source is entitled under the Operating Agreement will be affected by the surrender of Units contemplated hereunder and such distribution shall be made in accordance with the terms and conditions of the Operating Agreement. NewCo or Insight or their respective Affiliates shall be entitled to institute the Dispute resolution procedures set forth in Article XI hereof in order to determine the amount of any Loss subject to indemnification hereunder and Source, NewCo and Insight each agree and covenant to resolve the amount of any Loss which creates or may create an adjustment under this Section 10.1.C. as expeditiously as possible.

          D.   Survival.  The representations and warranties of Source set forth
               --------
in this Agreement will survive the Closing for a period of three years from the date of the Closing and shall thereafter terminate except that (i) the liability of Source will extend beyond such three-year period with respect to any claim which has been asserted in a written notice before the expiration of such three year period and (ii) the representation and warranties of Source (a) set forth in Section 4.3B, (b) related to third party claims and consents, including all matters set forth on Schedule 4.6 and any other third party claims now existing or hereafter arising for which Source has indemnified or agreed to indemnify Insight and/or NewCo and/or their respective affiliates and (c) the Intellectual Property, including all matters set forth on Schedule 4.8 hereof and the indemnity obligations of Source related thereto, will survive the Closing and will continue in full force and effect without limitation. The covenants and agreements of Source in this Agreement and the indemnity obligations of Source related thereto will survive the Closing and will continue in full force and effect until fully performed or discharged.

     Section 10.2.  Indemnification by Insight.  From and after the Closing,
                    --------------------------
Insight agrees to indemnify, defend and hold NewCo and Source harmless from and against and in respect of, and shall reimburse NewCo and Source for:

          A.   Insight's Breach.  Any and all Losses resulting from any
               ----------------
misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement by or on the part of Insight under this Agreement or in any certificate or other document delivered by Insight to Source pursuant to this Agreement including any and all actions, claims, suits, proceedings, demands, assessments, judgments and costs, including, reasonable attorneys' fees, court costs and interest incurred as a result of such Losses.

          B.   Survival.   The representations and warranties and Insight's
               --------
indemnity obligations set forth in this Agreement, shall survive the Closing.

     Section 10.3.  Indemnification by NewCo.  From and after the Closing, NewCo
                    ------------------------
agrees to indemnify, defend and hold Source and its Affiliates harmless from and against and in respect of, and shall reimburse Source for any Losses suffered related to NewCo's failure to pay any liabilities assumed by NewCo under Section 2.5 hereof.

     Section 10.4.  Indemnity Procedure.
                    -------------------

          A.   Third Party Claims.  In the event any party receives written
               ------------------
notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the threatened imposition of any Loss for which indemnity may be sought pursuant to this Article X ("Claim"), and such party (the "Indemnified Party") intends to seek indemnification from the other party (the "Indemnifying Party") pursuant to this Article X, the Indemnified Party shall provide the Indemnifying Party with prompt written notice of such Claim and the Indemnifying Party shall have the right to assume control of the defense (with counsel selected by it), appeal or settlement of such Claim with respect to which such indemnity has been invoked, and the Indemnified Party will fully cooperate with the Indemnifying Party in connection therewith. The Indemnifying Party shall bear the entire cost of defending such Claim and the Indemnifying Party shall not be liable for any further legal or other expenses subsequently incurred by the Indemnified Party in connection with such defense unless otherwise agreed to in writing by the parties or as herein provided; provided, however, the Indemnified Party shall have the right to participate in such defense, at its own cost and expense, and the Indemnified Party shall have the obligation to cooperate with such defense. If the Indemnifying Party does not timely assume the entire defense of such Claim, the Indemnified Party may assume such defense and the Indemnifying Party shall bear the entire cost of defending such Claim. The Indemnifying Party shall not have the right to settle any such Claim without the written consent of the Indemnified Party unless settlement contemplates only a general release for money damages to be paid solely by the Indemnifying Party. Failure of a party to give prompt notice of a Claim for which indemnification is sought hereunder shall not affect such party's right to indemnification hereunder except to the extent that the Indemnifying Party shall have been prejudiced as a result of such failure, and except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give notice.

          B.   Other Claims.  A party shall be entitled to recover from the
               ------------
other party for all Losses or matters in this Article X which are suffered, incurred or borne by such party, even though the Losses or matter is not related to or the result of a claim brought by a third party.

          C.   Benefit of NewCo.  The provisions of this Article X and the
               ----------------
obligations to provide indemnity to NewCo by each of the parties hereto in accordance with the terms hereof, is hereby expressly declared to be for the benefit of NewCo as a third party beneficiary, and NewCo will be entitled to independently enforce any rights it may have under this Article X as if and to the same extent as if it was a party hereto.


                                  ARTICLE XI
                                   Disputes
                                   --------

     Section 11.1.  Procedure.  In the event of a dispute between the parties
                    ---------
arising out of or related to this Agreement (the "Dispute"), the parties agree to utilize the procedures specified in this Article XI (the "Procedure"), unless otherwise modified by written agreement of the parties at the time the Dispute arises.

     Section 11.2.  Initiation of Procedure.  A party seeking to initiate the
                    -----------------------
Procedure (the "Initiating Party") shall give written notice to the other party, describing briefly the nature of the Dispute and its claim and identifying an individual with authority to settle the Dispute on its behalf. The party receiving such notice (the "Responding Party") shall have five (5) business days within which to designate, in a written notice given to the Initiating Party, an individual with authority to settle the Dispute on its behalf. The individuals so designated shall be known as the "Authorized Individuals." Absent agreement by the parties, neither of the Authorized Individuals shall have had direct substantive involvement in the matters involved in the Dispute.

     Section 11.3.  Unassisted Settlement.  Within thirty (30) days from the
                    ---------------------
date of the Initiating Party's notice, the Authorized Individuals shall make such investigation as they deem appropriate and shall conclude discussions concerning resolution of the Dispute. If the Dispute has not been resolved within such thirty (30) day period, it shall at that time be submitted ("Submission Date") to binding alternative dispute resolution ("ADR"), in accordance with the following provisions.

     Section 11.4.  Selection of Arbitrator.  The parties shall have ten (10)
                    -----------------------
days from the Submission Date to agree upon a mutually acceptable neutral person not affiliated with either of the parties (the "Arbitrator"). If the Arbitrator has not been selected within such time, the parties agree jointly to request the American Arbitration Association to supply within ten (10) days a list of potential neutrals with qualifications as specified by the parties in the joint request. Within five (5) days of receipt of the list, the parties shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall select as the Arbitrator the individual receiving the highest combined ranking who is available to serve.

     Section 11.5.  Time and Place for ADR.  In consultation with the
                    ----------------------
Arbitrator, the parties shall promptly designate a mutually convenient time and place for ADR to be held not later than thirty (30) days after selection of the Arbitrator.

     Section 11.6.  Exchange of Information.  In the event either of the parties
                    -----------------------
has substantial need for information in the possession of the other party to prepare for the ADR, the parties shall attempt in good faith to agree upon procedures for the expeditious exchange of such information, with the help of the Arbitrator if required.

     Section 11.7.  Summary of Views.  One (1) week prior to the first scheduled
                    ----------------
session of the ADR, each party shall deliver to the Arbitrator and to the other party a concise written summary of its views on the matter in Dispute.

     Section 11.8.  Staffing the ADR.  During the ADR, each party shall be
                    ----------------
represented by the Authorized Individual and by counsel. In addition, each party may bring such additional persons as needed to respond to questions, contribute information and participate in the negotiations; the number of such additional persons to be agreed upon by the parties in advance, with the assistance of the Arbitrator, if necessary.

     Section 11.9.  Conduct of ADR.  The parties, in consultation with the
                    --------------
Arbitrator, will agree upon a format for the meetings, designed to assure that both the Arbitrator and the Authorized Individuals have an opportunity to hear an oral presentation of each party's views of the matter in Dispute, and that the Authorized Individuals attempt to negotiate a resolution of the matter in Dispute, with or without the assistance of counsel or others, but with the assistance of the Arbitrator. To this end, the Arbitrator is authorized to conduct both joint meetings and separate private caucuses with the parties. The Arbitrator will keep confidential all information learned in private caucus with either party unless specifically authorized by such party to make disclosure of the information to the other party.

     Section 11.10. Decision of Arbitrator.  The decision of the Arbitrator
                    ----------------------
shall be final and non-appealable, and judgment may be entered thereon in any court of competent jurisdiction.

     Section 11.11. Fees of Arbitrator; Disqualification.  The fees of the
                    ------------------------------------
Arbitrator shall be shared equally by the parties, unless the Arbitrator makes a specific finding to the contrary. The Arbitrator shall be disqualified as a witness, consultant, expert or counsel for either party with respect to the matters in Dispute and any related matters.

     Section 11.12. Court Order.  Nothing in this Article XI shall limit the
                    -----------
right of any party hereto to obtain an order directing the appointment of an Arbitrator, a temporary restraining order, injunction or similar court action concerning any claim or dispute until the subject arbitration can be heard and an award rendered.

                                  ARTICLE XII
                         Cooperation in Various Matters

     Section 12.1.  Mutual Cooperation.  Every party to this Agreement shall
                    ------------------
cooperate with the other parties, which cooperation shall include the furnishing of testimony and other evidence, permitting access to employees and providing information regarding the whereabouts of former employees, as reasonably requested by such other party in connection with the prosecution or defense of any claims or other matters relating to the subject matter hereof.

     Section 12.2.  Preparation of Reports, Etc.  Each of Insight and Source
                    ---------------------------
shall cooperate and cause its employees to cooperate with the other party and with NewCo in the preparation of financial and other reports and statements relating to the operations of NewCo and the transfer of the Source Assets, consistent with the prior practices of Insight and Source for periods ending on or prior to the Closing Date.


                                 ARTICLE XIII
                                   Expenses
                                   --------

     Except as expressly set forth herein, each party to this Agreement shall pay all expenses incurred by it or on its behalf in connection with the preparation, authorization, execution and performance of this Agreement, including, but not limited to, all fees and expenses of agents, representatives, brokers, counsel and accountants engaged by it.

                                  ARTICLE XIV
                                    Notices
                                    -------

     Section 14.1.  Procedure and Addresses. All notices, requests, demands and
                    -----------------------
other communications required or permitted to be given hereunder shall be deemed to have been duly given if in writing and delivered personally, or on the third business day following deposit in the U.S. mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or by facsimile transmission (with a confirmation of receipt) or on the next business day if by a nationally recognized courier service, at the following addresses:

     If to Source:

     Source Media, Inc.
     Attention: Stephen W. Palley, Chief Executive Officer

     5400 LBJ Freeway, Suite 680
     Dallas, Texas 75240
     Fax: (972)701-5454

     With a copy to:

     Cooperman Levitt Winikoff Lester & Newman, P.C.
     800 Third Avenue
     New York, New York 10022
     Attention: Robert L. Winikoff, Esq.
     Fax: (212) 755-2839

     If to Insight:

     c/o Insight Communications Company, Inc.
     Attention: Michael S. Willner
     126 East 56/th/ Street
     New York, New York  10022
     Fax: (212) 371-1549

     with copies to:

     Dow, Lohnes & Albertson
     1200 New Hampshire Avenue, N.W.
     Suite 800
     Washington, D.C. 20036
     Attention: Leonard Baxt, Esq.
     Fax: (202) 776-2222


     Section 14.2.  Change of Notice Address.  Any party may change the address
                    ------------------------
to which such communications are to be directed to it by giving written notice to the other party in the manner provided in Section 14.1.

                                  ARTICLE XV
                                    General
                                    -------

     Section 15.1.  Entire Agreement.  This Agreement, together with the
                    ----------------
Schedules and Exhibits hereto, and the other agreements, documents and instruments being delivered at the Closing, set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof, whether written or oral. No representation, promise, inducement or statement of intention relating to the transactions contemplated by this Agreement has been made by or on behalf of any party hereto which is not set forth in this Agreement.

     Section 15.2.  Headings.  The Article and Section headings contained in
                    --------
this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 15.3.  Governing Law; Jurisdiction and Venue.  This Agreement shall
                    -------------------------------------
be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, excluding the conflict of laws provisions thereof that would otherwise require the application of the law of any other jurisdiction. The parties hereto acknowledge and agree that the state and federal courts sitting in the State of Delaware shall have jurisdiction in any matter arising out of this Agreement, and the parties hereby consent to such jurisdiction and agree that the venue of any such matter shall also be proper in such state and federal courts sitting in the State of Delaware.

     Section 15.4.  Counterparts.  This Agreement may be executed in multiple
                    ------------
counterparts (including counterparts executed by one party), each of which shall be an original, but all of which shall constitute a single agreement.

     Section 15.5.  Binding Agreement; Assignment.  This Agreement shall be
                    -----------------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but this Agreement shall not be assignable by either party without the prior written consent of the other party.

     Section 15.6.  Amendment.  This Agreement may be amended only in a writing
                    ---------
executed by the parties hereto which specifically states that it amends this Agreement.

     Section 15.7.  No Waiver.  Failure of any party to insist upon strict
                    ---------
observance of or compliance with any term of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such observance or compliance with the other terms hereof, or in the future.

     Section 15.8.  Severability.  If any term, covenant or condition of this
                    ------------
Agreement or the application thereof to any person or circumstance (other than a term, covenant, condition or application which affects the essence of this Agreement) shall, to any extent, be invalid or unenforceable, such unenforceability shall not affect any other provision hereof. If any provision of this Agreement is held invalid or unenforceable because the fulfillment of such provision would involve exceeding the limit of validity prescribed by law, then upon the occurrence of such a determination, the obligation to be fulfilled shall be reduced to the limit of validity prescribed by law. If the provision of the Agreement which is found to be invalid or unenforceable cannot be modified so as to be enforceable under existing laws, unless such provision affects the essence of this Agreement, this Agreement shall be construed and enforced as if such provision had not been included herein.

                                  ARTICLE XVI
                 Insight Communications Guaranty of Obligations
                 ----------------------------------------------

     Insight Communications hereby guarantees the prompt and punctual performance of all obligations of Insight under this Agreement, the other agreements and documents contemplated hereby, and by the Stock Purchase Agreement and the other agreements and documents contemplated thereby (collectively, the "Definitive Documents"). In the event of a default of any such obligations by Insight, NewCo or Source shall, after having made written demand on Insight which demand has gone unsatisfied for a period of thirty (30) days, have the right to demand (without any further attempt at collection) that Insight Communications satisfy the unfulfilled obligation by providing written notice detailing the failure of performance by Insight, and Insight Communications shall fulfill such obligation within fifteen (15) days thereafter. Insight Communications shall have the right to substitute an Affiliate in its place as guarantor hereunder, with the prior written consent of Source, which consent shall not be unreasonably withheld based upon the financial strength of such substitute.

     Insight Communications has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligation under this Article XVI. The execution and delivery of this Agreement by Insight Communications in accordance with the terms hereof, and the performance of the transactions contemplated hereunder by Insight Communications in the circumstances set forth above, have been duly and validly approved by its Board of Directors and by all other corporate action, if any, necessary on behalf of Insight Communications. The obligations imposed on Insight Communications under this Agreement are valid, legal and binding obligations of Insight Communications enforceable against it in accordance with their terms, except as limited by bankruptcy and insolvency laws and other laws affecting the rights of creditors generally and the application of general equitable principles. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Insight Communications will not (a) violate any law, regulation, order or decree, or (b) subject to the receipt of any necessary consents, conflict with or result in any breach of, or constitute a default under, Insight Communications' corporate charter or bylaws, or any agreement or contract to which it is a party or by which it or its assets are bound or affected.


     Insight Communications hereby waives notice of acceptance of this guaranty. Source and Insight may at any time, and from time to time, without notice to or consent of Insight Communications and without impairing or releasing the obligations of Insight Communications hereunder: (i) modify, release, exchange, extend or renew any obligation or liability of Insight under this Agreement and the other Definitive Documents, (ii) exercise or refrain from exercising any rights under the Definitive Documents and (iii) compromise or subordinate any obligation or liability of Insight. Any other suretyship defenses are hereby waived by Insight Communications. This Article XVI is not intended and shall not be construed to create any rights in any Person other than Source and NewCo, and no other Person (including without limitation, any creditor or shareholder of Source or NewCo) shall have or may assert any rights as a third party beneficiary of any of the provisions of this Article XVI.


             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.
SOURCE MEDIA, INC.


By:      /s/ Stephen W. Palley
   ---------------------------------
                                      Stephen W. Palley
                                      Chief Executive Officer


                                    INSIGHT INTERACTIVE, LLC

                                    By:  Insight Communications Company, Inc.
                                           Its sole member

By:     /s/ Michael S. Willner
   ---------------------------------
                                          Name:       Michael S. Willner
                                          Title:      President

                                    NEWCO, L.L.C.

By:
   ---------------------------------
                                          Name:
                                          Title:

            For the limited purposes set forth in Article XVI above:


                                    INSIGHT COMMUNICATIONS COMPANY, INC.

By:     /s/ Michael S. Willner
   ---------------------------------
                                          Name:       Michael S. Willner
                                          Title:      President

                                 SCHEDULE LIST


     Schedule       Description
     --------       -----------


     2.1 A           Source Equipment

     2.1 B           Source Intellectual Property

     2.1 D           Source Contracts

     2.1 E           Source Inventory

     2.1 F           Source Accounts Receivable

     4.2             Capitalization Table of Source

     4.4             Source Assets Ownership Exceptions

     4.6             Source Litigation

     4.8             Source Intellectual Property Ownership Exceptions

     4.9             Source Tax Exceptions

     4.12            Brokers

     4.13            Source Transactions with Interested Persons

     6.1             Approved Transactions

                                  EXHIBIT LIST



Exhibit              Description
-------              -----------

A                 Form of Limited Liability Company Agreement of NewCo, L.L.C.

B-1               Form of Assignment and License Agreement

B-2               Form of Assignment Agreement

C                 Form of General Assignment, Bill of Sale and Conveyance